SCHEDULE 14A INFORMATION

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Bailard, Biehl & Kaiser Fund Group, Inc.

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August 9, 2002

Dear Shareholder:

This Bailard, Biehl & Kaiser Diversa Fund shareholders' report for the quarter ended June 28, 2002 is being written at a time of considerable turmoil in the U.S. stock market. A crisis of confidence in corporate governance has helped push domestic equities to five-year lows. As a result, in this letter, in addition to our normal quarterly review, we will explain how maintaining investment disciplines can help investors successfully weather such bear market conditions. We will also comment on the pending proposal to liquidate the Diversa Fund.

Market Review and Performance Update

These are the times that try investors' souls. During the second quarter of 2002, the U.S. stock market was hit hard by an almost daily litany of corporate financial scandals, culminating in WorldCom's June 26th announcement that it had inflated historical profits by about $3.9 billion by incorrectly capitalizing labor expenses. Geopolitical risks, concerns about the strength of the economic recovery and earnings disappointments also put a damper on domestic equities. As a result, most widely used U.S. stock indices experienced double-digit losses during the second quarter. The S&P 500, for example, fell -14.3% for the three months. Small capitalization stocks performed better than large capitalization stocks, while value stocks outperformed growth stocks. Some of the weakest performance came from technology stocks, as exemplified by the NASDAQ 100's -27.6% return.*

International stocks fared somewhat better than their domestic counterparts in U.S. dollar terms, thanks to a double-digit fall in the U.S. dollar relative to other major currencies like the euro and the yen. The weak dollar boosted local market returns for American investors. The MSCI EAFE international stock index declined only - 2.1% in U.S. dollar terms for the quarter.*

Bonds were one of the few bright spots during this period. Returns were highest for U.S. government and agency debt. The Merrill Lynch 7-10 year Treasury index, for example, returned 5.6% for the three months.* However, the corporate bond market was hurt by the accounting scandals, which helped widen the yield spread between Treasury and corporate debt.

Thanks to its multi-asset diversification, the Bailard, Biehl & Kaiser Diversa Fund buffered the great weakness in the domestic equity markets, declining only -6.5%** for the three months ended June 28, 2002. This return was less than one-half the loss experienced by the S&P 500 during the quarter, which is in keeping with the Fund's 49% target allocation to domestic equities. All asset areas slightly underperformed their respective benchmarks.

Market Outlook

The first couple of weeks of July have been particularly painful for U.S. stock investors, as the bear market has intensified. The S&P 500 declined -20.4%* from June 30, 2002 to July 19, 2002 alone. The magnitude of these losses has caused speculation that the U.S. stock market may be showing some of the psychological signs of capitulation that characterize market bottoms. Often it is when the market's mood is most bleak that it is poised for a turnaround.

No one knows whether the U.S. stock market is indeed bottoming. Domestic stocks could decline further from here. They are certainly unlikely to rise until investor confidence is restored. But we do believe that the market correction has brought U.S. stock valuations down to much more reasonable levels, giving us a bias to add slightly to this asset area. Similarly, the prospect of a continuing downward trend in the dollar has increased the attractiveness of international stocks.

Moreover, we believe the U.S. economy is currently performing better than the stock market would indicate. It should be able to achieve modest growth as long as consumers continue to spend and corporations don't face too big a credit crunch. In this scenario, bonds are less attractive because it is unlikely their already low yields would fall significantly further.

Investment Strategy

Although we have a bias to sell bonds and to add to U.S. and international stocks, we have not yet made any changes to the Diversa Fund's asset allocation targets. The equity markets still face considerable risks. Although we may not participate in some of the return on the upside, we will not increase our target weightings for equities until we believe the potential rewards outweigh the potential risks.

The current strategic asset allocation targets of the Bailard, Biehl & Kaiser Diversa Fund are 2% cash equivalents, 34% bonds, 49% U.S. stocks and 15% international stocks.

These are the strategic asset allocation targets for the Bailard, Biehl & Kaiser Diversa Fund as of July 25, 2002. The Fund's actual asset allocations may fluctuate from time to time above or below these targets. The Fund has a minimal international bond exposure at this time.

The Importance of Maintaining Investment Disciplines in a Bear Market

Now that the U.S. is well into its third consecutive year of negative stock market returns, the natural emotional reaction of many investors is to "throw in the towel" and move out of the asset area that is causing so much pain. We caution investors against such behavior, since we believe selling out of stocks in a bear market is one of the worst mistakes investors can make. We all acknowledge that investors are supposed to "buy low and sell high". Investors who give in to their emotions at times of market corrections may end up selling at market bottoms (i.e. "selling low"). Moreover, by the time sentiment significantly improves, investors who sold out at the bottom may miss out on the large and rapid bounces that typically characterize market recoveries.

Adhering to investment disciplines such as maintaining a long-term diversified balanced strategy can help protect portfolios in the face of extreme adversity. Although they can't prevent losses, investment disciplines can help investors avoid emotional overreactions. As stocks decline, investors may also want to consider rebalancing their portfolios toward their long-term asset allocation guidelines. This should leave their portfolios well positioned to benefit from the stock market's eventual recovery.

Closing Comments

By now, as a Diversa shareholder, you should have received a proxy statement regarding a proposal to liquidate the Fund. Although this was a difficult decision for us to make, both the Board of Trustees and the Fund's Adviser feel that, due to its small size, Diversa has reached a point of no longer being an economically viable option for shareholders. As a result, we recommend that shareholders vote for the proposal to liquidate the Fund. If you have not already done so, please be sure to vote on the proposal by returning the yellow proxy card to the Fund in the envelope provided to reach us no later than the close of business on August 26th . Your vote is very important. The Fund understands that Bailard, Biehl & Kaiser is in the process of contacting shareholders regarding new alternative options for their investment needs.

We would like to take this opportunity to thank you for your trust and confidence in the Diversa Fund all of these years. Please rest assured that, if the proposal to liquidate the Fund passes, the Fund will continue to be carefully and actively managed on your behalf through its scheduled September 27th liquidation date. Should you have any questions about the proposal, please contact one of our client service counselors at 800-882-8383.

Sincerely,

Thomas E. Bailard                         Burnie E. Sparks, Jr., CFA

Chairman                                 President

*The performance quoted represents past performance and is no indication of future results.

The S&P 500 is a commonly used cap-weighted index of 500 widely-held U.S. stocks, as calculated by Standard & Poors, a division of McGraw-Hill. The NASDAQ 100 is a commonly used capitalization-weighed index comprising 100 of the largest non-financial companies listed on the National Market Tier of the Nasdaq Stock Market, Inc. Value and growth stock comments based on the performance of the Wilshire Small Value, Small Growth, MidCap Value, MidCap Growth, Large Value and Large Growth indices. The MSCI EAFE is a commonly used Morgan Stanley Capital International index that measures the performance of the stocks markets in 18 countries in Europe, Australia, New Zealand and the Far East. The comments about the European and Japanese stock markets are based on the MSCI EAFE and MSCI Europe (includes UK) international stock indices. All MSCI index results are provided net of the withholding tax on foreign dividends. The Merrill Lynch 7-10 year Treasury is a commonly used index that measures the performance of U.S. Treasury debt with maturities in the range of 7 to 10 years. All market indices are unmanaged and are presented on a total return basis, with dividends reinvested.

**Total returns for investment periods ended June 28, 2002: 3 months: -6.5%, 12 months:

-8.8%; 5 years: 0.72% annualized; 10 years: 5.81% annualized. These figures reflect the average compounded return over the period indicated that would equate an initial amount invested in shares of the Fund to the ending redeemable value of such shares, assuming all dividends and distribution by the Fund were reinvested at net asset value. The performance data quoted represents past performance, and the investment return and principal value of an investment in the Bailard, Biehl & Kaiser Diversa Fund will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost.

The Diversa Fund invests in international securities, which have specific risks. These risks include, but are not limited to, changes in currency exchange rates and lack of accurate public information. For more information about these and other risks, please see the Fund's prospectus.